SOUTHWEST REPORTS SECOND QUARTER PROFIT

DALLAS, TEXAS - July 27, 2017 - Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its second quarter 2017 results:

•	Net income of $746 million, diluted earnings per share of $1.23, operating income of $1.25 billion, and operating margin[1] of 21.8 percent

•	Excluding special items[2], net income of $748 million, diluted earnings per share of $1.24, operating income of $1.21 billion, and operating margin[3] of 21.1 percent

•	Second quarter operating cash flow of $746 million and second quarter free cash flow[2] of $195 million

•	Returned $476 million to Shareholders through a combination of dividends and share repurchases

•	Return on invested capital (ROIC)[2] for 12 months ended June 30, 2017, of 27.5 percent

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, "We are very pleased to report another terrific quarter. As expected, we produced positive unit revenues compared with the strong year-ago performance. We had several notable achievements during second quarter, but the headline was the deployment of our new reservation system on May 9th. It was an historic milestone, the largest technology project in our history, and perhaps, one of the largest ever in the airline industry. The implementation was virtually flawless, although a new system is always challenging for the users. I want to thank all of our People who were involved in the development and deployment. It was superb. And, I want to thank all of our Frontline Employees for their hard work in learning and using their new system. The operations since May 9th have been superb, also. Once again, our Employees showcased their unmatched Hospitality and delivered a reliable product—a truly impressive achievement considering the record number of flights, Customers, and bags. Congratulations to our People and our Shareholders on a strong financial performance, which generated $202 million in profitsharing and $476 million in Shareholder returns."

Revenue Results and Outlook
The Company's total operating revenues increased 6.7 percent, year-over-year, to a quarterly record $5.7 billion, driven largely by quarterly record passenger revenues of $5.2 billion. Demand for Southwest's low fares remained strong, and the fare environment improved. The Company's second quarter load factor of 85.6 percent was a quarterly record performance, with passenger revenue yield increasing 1.5 percent, year-over-year. Operating unit revenues (RASM) also increased 1.5 percent, year-over-year. This included less than one point of temporary pressure attributable to the transition to the new reservation system. While the impact from the reservation system cutover is slightly greater than anticipated, adjustments are underway and expected to largely be implemented by the end of 2017.

Based on these trends and current bookings, the Company expects its third quarter 2017 year-over-year RASM growth to be approximately one percent, which includes an estimated year-over-year unfavorable impact from the transition to the new reservation system of approximately one point. The Company currently does not expect a significant unfavorable impact from the transition to the new reservation system beyond third quarter 2017. Third quarter 2017 year-over-year RASM comparisons also will be impacted by last July's technology outage and the timing of the July 4th holiday in 2017, which roughly offset on a unit basis. Mr. Kelly said, "Considering the complexities of implementing a new reservation system for a company of our size, as well as our significant industry outperformance last year, we are very pleased with our revenue performance, and our goal to grow annual 2017 unit revenues remains intact. We continue to expect the annual incremental benefits from the new reservation system capabilities to ramp up to an estimated $200 million in pretax profits in 2018."

Cost Performance and Outlook
Second quarter 2017 total operating expenses increased 9.4 percent to $4.5 billion, or 4.1 percent on a unit basis, as compared with second quarter 2016. During second quarter 2017, the Company recorded lease termination costs of $8 million (before profitsharing and taxes) as a result of the acquisition of two of its Boeing 737-300 (Classic) aircraft previously under operating leases. Second quarter 2016 operating expenses included a $21 million impairment charge (before profitsharing and taxes) for the intangible assets associated with the Company's Newark Liberty International Airport slots4 as a result of the Federal Aviation Administration (FAA) announcement in April 2016 that Newark would be designated as a Level 2 schedule-facilitated airport. Excluding special items in both periods, total operating expenses increased 10.1 percent to $4.5 billion, or 4.7 percent on a unit basis, year-over-year. Second quarter 2017 economic fuel costs2 were $1.93 per gallon, including $0.32 per gallon in unfavorable cash settlements from fuel derivative contracts, compared with $1.81 per gallon in second quarter 2016, which included $0.42 per gallon in unfavorable cash settlements from fuel derivative contracts. Based on the Company's existing fuel derivative contracts and market prices as of July 21, 2017, third quarter 2017 economic fuel costs are estimated to be in the $1.95 to $2.00 per gallon range5. As of July 21, 2017, the fair market value of the Company's fuel derivative contracts settling during the second half of 2017 was a net liability of approximately $361 million, and the fair market value of the hedge portfolio settling in 2018, 2019, and 2020 combined, was a net asset of approximately $103 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense and special items in both periods, second quarter 2017 operating expenses increased 9.8 percent, as compared with second quarter 2016. Second quarter 2017 profitsharing expense was $202 million, compared with an all-time quarterly record $206 million in second quarter 2016. Excluding fuel and oil expense, special items, and profitsharing expense, second quarter 2017 operating expenses increased 10.6 percent, or 5.3 percent on a unit basis, year-over-year. Approximately two-thirds of this unit cost increase was associated with the significant snap-up in wage rates due to Flight Attendant and Pilot amended collective-bargaining agreements that became effective in fourth quarter 2016. One-time implementation costs related to several significant technology projects, including the successful implementation of the Company's new reservation system in May, also contributed to the second quarter 2017 year-over-year cost increase.

Based on current cost trends, the Company estimates third quarter 2017 unit costs, excluding fuel and oil expense, special items, and profitsharing expense, will increase in the two to three percent range, year-over-year6. As of July 25, 2017, the scheduled grounding of the Company's remaining Classic aircraft in third quarter 2017 included 21 leases that are being retired prior to the end of their lease terms. Therefore, the Company expects to record a charge of approximately $60 million, primarily related to the remaining lease payments due as of the cease-use date. Additional charges could be recorded in third quarter 2017 associated with certain lease return requirements that may have to be performed on such aircraft prior to their return to the lessor; however, the Company does not expect the charges to be significant. The Company expects these grounding-related charges will be considered special items. The Company continues to expect the accelerated retirement of its Classic aircraft in 2017 to produce significant incremental cost savings and improved pretax profits of at least $200 million, cumulatively, by the end of 2020.

The Company expects fourth quarter 2017 unit costs to be in line with year-ago levels, excluding fuel and oil expense, special items, and profitsharing expense, due to tailwinds associated with the retirement of its Classic fleet by the end of the third quarter, the lapse of the step-up in wage rates from labor collective-bargaining agreements ratified in 2016, and the wind-down of temporary costs associated with the implementation of the new reservation system6.

Second Quarter Results

Second quarter 2017 operating income was $1.25 billion, compared with $1.28 billion in second quarter 2016. Excluding special items, second quarter 2017 operating income was $1.21 billion, compared with $1.27 billion in second quarter 2016.

Other expenses in second quarter 2017 were $80 million, compared with other income of $28 million in second quarter 2016. The $108 million difference resulted primarily from $74 million in other losses recognized in second quarter 2017, compared with $43 million in other gains recognized in second quarter 2016. In both periods, these gains and losses included ineffectiveness and unrealized mark-to-market amounts associated with a portion of the Company's fuel hedge portfolio, which are special items. Excluding these special items, other losses were $34 million in second quarter 2017, compared with other losses of $48 million in second quarter 2016, primarily attributable to the premium costs associated with the Company's fuel derivative contracts. Third quarter 2017 premium costs related to fuel derivative contracts are currently estimated to be approximately $35 million, compared with $34 million in third quarter 2016. Net interest expense in second quarter 2017 was $6 million, compared with $15 million in second quarter 2016.

Second quarter 2017 net income was $746 million, or $1.23 per diluted share, compared with second quarter 2016 net income of $820 million, or a quarterly record $1.28 per diluted share. Excluding special items, second quarter 2017 net income was $748 million, or a quarterly record $1.24 per diluted share, compared with second quarter 2016 net income of $757 million, or $1.19 per diluted share, and compared with First Call second quarter 2017 consensus estimate of $1.20 per diluted share.

Liquidity and Capital Deployment
As of June 30, 2017, the Company had approximately $3.2 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion. During the second quarter, Moody's Investors Service upgraded the Company's senior unsecured debt to A3 from Baa1. Net cash provided by operations during second quarter 2017 was $746 million, capital expenditures were $551 million, and free cash flow was $195 million2. The Company repaid $59 million in debt and capital lease obligations during second quarter 2017, and expects to repay approximately $136 million in debt and capital lease obligations during the remainder of 2017. In second quarter 2017, the Company funded the $586 million ProfitSharing award associated with its 2016 results.

During second quarter 2017, the Company returned $476 million to its Shareholders through the payment of $76 million in dividends and the repurchase of 6.6 million shares in common stock for $400 million, which completed its previous $2.0 billion share repurchase program. The common stock repurchased was pursuant to an accelerated share repurchase program launched during second quarter 2017 and completed this month. On May 17, 2017, the Company’s Board of Directors authorized a new $2.0 billion share repurchase program, along with a 25 percent increase in the Company's quarterly dividend. The Company has the full $2.0 billion remaining under its May 2017 share repurchase authorization.

For the six months ended June 30, 2017, net cash provided by operations was $2.4 billion, capital expenditures were $965 million, and free cash flow was $1.4 billion2. This enabled the Company to return $1.1 billion to Shareholders through the repurchase of $950 million in common stock, pursuant to its previous $2.0 billion share repurchase program, and the payment of $199 million in dividends.

Fleet and Capacity
The Company ended second quarter 2017 with 735 aircraft in its fleet. This reflects the second quarter 2017 delivery of 13 new Boeing 737-800s and 5 pre-owned Boeing 737-700s, as well as the retirement of 10 Classic aircraft. During the second quarter, the Company also added three pre-owned 737-700 aircraft to its fleet order book to be delivered this year for 2018 service. Subsequent to June 30, 2017, the Company added one additional pre-owned 737-700 aircraft to its fleet order book to be delivered this year for 2018 service. With the addition of these four pre-owned 737-700 aircraft to its order book, the Company deferred its four remaining 737-800 options in 2018 and converted them to four Boeing 737 MAX 8 options, two in 2021 and two in 2022. As of July 25, 2017, there were 67 Classic aircraft remaining in the Company's fleet that it intends to retire by the end of third quarter 2017. Total aircraft, net of all Classic retirements, is expected to decline to 707 by year-end 2017 and grow to 750 aircraft by year-end 2018, as previously announced.

The Company currently expects its third quarter 2017 available seat miles (ASMs) to increase in the four to five percent range and its fourth quarter 2017 ASMs to increase in the one to two percent range, compared with the same year-ago periods. While the Company has not finalized its 2018 capacity plans, it currently estimates year-over-year ASM growth to be less than four percent in the first half of 2018, and its full year 2018 ASM growth to be less than its 2016 year-over-year ASM growth of 5.7 percent. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

The Company continues to fine tune its network and introduce new markets that not only strengthen its Customer brand appeal, but also support its revenue and profitability targets. In late April, the Company began international service daily between San Diego and San Jose del Cabo/Los Cabos, Mexico. In June, the Company consolidated its Ohio operations and launched service to Cincinnati/Northern Kentucky International Airport. The same day, the Company also launched service to Grand Cayman from Ft. Lauderdale-Hollywood International Airport (FLL). Additionally, the Company has announced plans to concentrate its service to Cuba in Havana and will cease operations at Varadero and Santa Clara in September. In November, the Company expects to begin international nonstop service weekly from both Nashville and St. Louis to Cancun (CUN), as well as daily service between Providenciales, Turks & Caicos and FLL beginning in the same month, all subject to requisite governmental approvals. And just this morning, the Company published a flight schedule extension through April 6, 2018, which includes new international service weekly between Indianapolis and CUN that is expected to begin in March 2018 and is also subject to governmental approvals.

Awards and Recognitions

•	Named a Best Employer in Forbes' 2017 list

•	Received the Readers' Pick for Best Frequent Flier Program (U.S.) by SmarterTravel

•	Highest ranking Low-Cost Carrier in the J.D. Power 2017 North America Airline Satisfaction Study

•
Named Program of the Year for Rapid Rewards® Program and recognized for providing the Best Loyalty Credit Card, the Best Airline Redemption Ability and, for the fifth consecutive year, the Best Customer Service by the Freddie Awards

•	Named Domestic Carrier of the Year by the Airforwarders Association for the eighth consecutive year

•	Named as one of Corporate Responsibility Magazine’s 100 Best Corporate Citizens 2017

•	Designated a 2017 Most Valuable Employer for Military by Recruit Military

Conference Call
The Company will discuss its second quarter 2017 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call please go to
http://www.southwestairlinesinvestorrelations.com

1Operating margin is calculated as operating income divided by operating revenues.
2See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items, free cash flow, and ROIC. In addition, information regarding special items, ROIC, and economic results is included in the accompanying reconciliation tables.
3Operating margin, excluding special items, is calculated as operating income, excluding special items, divided by operating revenues. See Note Regarding Use of Non-GAAP Financial Measures. In addition, information regarding special items is included in the accompanying reconciliation tables.
4A "slot" is the right of an air carrier, pursuant to regulations of the FAA, to operate a takeoff or landing at a specific time at certain airports.
5Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of financial measures excluding special items to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.

6Year-over-year projections do not reflect the potential impact of fuel and oil expense, special items, and profitsharing expense in both years because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's financial outlook, expectations, goals, strategies, and projected results of operations, including specific factors expected to impact the Company's results of operations; (ii) the Company's expectations with respect to its new reservation system, and the Company's related multi-faceted financial and operational expectations and opportunities; (iii) the Company's expectations related to its management of risk associated with changing jet fuel prices; (iv) the Company's fleet plans and expectations; (v) the Company's expectations with respect to liquidity, including its plans for the repayment of debt and capital lease obligations; (vi) the Company's expectations and goals with respect to returning value to Shareholders; (vii) the Company's capacity plans and expectations; and (viii) the Company's network and growth plans, strategies, opportunities, and expectations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors (including without limitation pricing, scheduling, capacity and network decisions, and consolidation and alliance activities), and other factors beyond the Company's control, on the Company's business decisions, plans, and strategies; (iii) the Company's dependence on third parties, in particular with respect to its technology and fleet plans and expectations; (iv) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (v) changes in aircraft fuel prices, the impact of hedge accounting, and any changes to the Company's fuel hedging strategies and positions; (vi) the impact of governmental regulations and other governmental actions related to the Company's operations; (vii) the impact of labor matters on the Company's business decisions, plans, strategies, and costs; and (viii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com
SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2017	2016	Percent Change	2017	2016	Percent Change
OPERATING REVENUES:
Passenger	$5,233	$4,905	6.7	$9,658	$9,303	3.8
Freight	44	45	(2.2)	86	87	(1.1)
Other	467	434	7.6	883	820	7.7
Total operating revenues	5,744	5,384	6.7	10,627	10,210	4.1

OPERATING EXPENSES:
Salaries, wages, and benefits	1,867	1,639	13.9	3,600	3,179	13.2
Fuel and oil	990	903	9.6	1,912	1,755	8.9
Maintenance materials and repairs	251	280	(10.4)	494	543	(9.0)
Aircraft rentals	53	59	(10.2)	107	118	(9.3)
Landing fees and other rentals	332	309	7.4	645	611	5.6
Depreciation and amortization	319	299	6.7	637	588	8.3
Other operating expenses	682	619	10.2	1,324	1,196	10.7
Total operating expenses	4,494	4,108	9.4	8,719	7,990	9.1

OPERATING INCOME	1,250	1,276	(2.0)	1,908	2,220	(14.1)

OTHER EXPENSES (INCOME):
Interest expense	27	32	(15.6)	56	62	(9.7)
Capitalized interest	(13)	(11)	18.2	(23)	(22)	4.5
Interest income	(8)	(6)	33.3	(15)	(11)	36.4
Other (gains) losses, net	74	(43)	n.m.	167	71	135.2
Total other expenses (income)	80	(28)	n.m.	185	100	85.0

INCOME BEFORE INCOME TAXES	1,170	1,304	(10.3)	1,723	2,120	(18.7)
PROVISION FOR INCOME TAXES	424	484	(12.4)	626	787	(20.5)
NET INCOME	$746	$820	(9.0)	$1,097	$1,333	(17.7)

NET INCOME PER SHARE:
Basic	$1.24	$1.30	(4.6)	$1.80	$2.09	(13.9)
Diluted	$1.23	$1.28	(3.9)	$1.80	$2.07	(13.0)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	604	632	(4.4)	608	637	(4.6)
Diluted	605	639	(5.3)	610	644	(5.3)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2017	2016	Percent Change	2017	2016	Percent Change
Fuel and oil expense, unhedged	$867	$716		$1,683	$1,293
Add: Fuel hedge (gains) losses included in Fuel and oil expense, net	123	187		229	462
Fuel and oil expense, as reported	$990	$903		$1,912	$1,755
Add: Net impact from fuel contracts (1)	46	30		83	22
Fuel and oil expense, excluding special items (economic)	$1,036	$933	11.0	$1,995	$1,777	12.3

Total operating expenses, as reported	$4,494	$4,108		$8,719	$7,990
Add: Net impact from fuel contracts (1)	46	30		83	22
Deduct: Asset impairment	—	(21)		—	(21)
Deduct: Lease termination expense	(8)	—		(13)	—
Total operating expenses, excluding special items	$4,532	$4,117	10.1	$8,789	$7,991	10.0
Deduct: Fuel and oil expense, excluding special items (economic)	(1,036)	(933)		(1,995)	(1,777)
Operating expenses, excluding Fuel and oil expense and special items	$3,496	$3,184	9.8	$6,794	$6,214	9.3
Deduct: Profitsharing expense	(202)	(206)		(301)	(361)
Operating expenses, excluding profitsharing, Fuel and oil expense, and special items	$3,294	$2,978	10.6	$6,493	$5,853	10.9

Operating income, as reported	$1,250	$1,276		$1,908	$2,220
Deduct: Net impact from fuel contracts (1)	(46)	(30)		(83)	(22)
Add: Asset impairment	—	21		—	21
Add: Lease termination expense	8	—		13	—
Operating income, excluding special items	$1,212	$1,267	(4.3)	$1,838	$2,219	(17.2)

Other (gains) losses, net, as reported	$74	$(43)		$167	$71
Add (Deduct): Net impact from fuel contracts (1)	(40)	91		(105)	11
Other (gains) losses, net, excluding special items	$34	$48	(29.2)	$62	$82	(24.4)

Net income, as reported	$746	$820		$1,097	$1,333
Add (Deduct): Net impact from fuel contracts (1)	(6)	(121)		22	(33)
Add: Asset impairment	—	21		—	21
Add: Lease termination expense	8	—		13	—
Add (Deduct): Net income tax impact of fuel and special items (2)	—	37		(12)	5
Net income, excluding special items	$748	$757	(1.2)	$1,120	$1,326	(15.5)

Net income per share, diluted, as reported	$1.23	$1.28		$1.80	$2.07
Add (Deduct): Impact from fuel contracts	—	(0.19)		0.04	(0.05)
Add: Impact of special items	0.01	0.03		0.02	0.03
Add (Deduct): Net income tax impact of fuel and special items (2)	—	0.07		(0.02)	0.01
Net income per share, diluted, excluding special items	$1.24	$1.19	4.2	$1.84	$2.06	(10.7)
(1) See Reconciliation of Impact from Fuel Contracts.
(2) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$7	$(7)	$15	$(7)
Contracts settling in the current period, but for which the impact has been recognized in a prior period (1)	39	37	68	29
Impact from fuel contracts to Fuel and oil expense	$46	$30	$83	$22

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$(7)	$7	$(15)	$7
Contracts settling in the current period, but for which the impact has been recognized in a prior period (1)	(39)	(37)	(68)	(29)
Impact from fuel contracts to Operating Income	$(46)	$(30)	$(83)	$(22)

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$(25)	$81	$(69)	$5
Ineffectiveness from fuel hedges settling in future periods	(8)	3	(21)	(1)
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	(7)	7	(15)	7
Impact from fuel contracts to Other (gains) losses, net	$(40)	$91	$(105)	$11

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$25	$(81)	$69	$(5)
Ineffectiveness from fuel hedges settling in future periods	8	(3)	21	1
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	(39)	(37)	(68)	(29)
Impact from fuel contracts to Net Income (2)	$(6)	$(121)	$22	$(33)

(1) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(2) Before income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2017	2016	Change	2017	2016	Change
Revenue passengers carried	33,992,862	32,340,969	5.1%	63,531,652	60,944,448	4.2%
Enplaned passengers	41,436,991	39,479,241	5.0%	77,015,341	74,107,682	3.9%
Revenue passenger miles (RPMs) (000s) (1)	34,382,696	32,707,694	5.1%	63,723,355	61,115,858	4.3%
Available seat miles (ASMs) (000s) (2)	40,171,225	38,225,282	5.1%	76,871,095	73,493,431	4.6%
Load factor (3)	85.6%	85.6%	—	82.9%	83.2%	(0.3) pts.
Average length of passenger haul (miles)	1,011	1,011	—	1,003	1,003	—
Average aircraft stage length (miles)	766	767	(0.1)%	762	762	—
Trips flown	347,827	334,452	4.0%	669,617	648,989	3.2%
Seats flown (4)	51,661,801	49,112,849	5.2%	99,407,889	95,214,170	4.4%
Seats per trip (5)	148.53	146.85	1.1%	148.45	146.71	1.2%
Average passenger fare	$153.95	$151.67	1.5%	$152.01	$152.64	(0.4)%
Passenger revenue yield per RPM (cents) (6)	15.22	15.00	1.5%	15.16	15.22	(0.4)%
RASM (cents) (7)	14.30	14.09	1.5%	13.82	13.89	(0.5)%
PRASM (cents) (8)	13.03	12.83	1.6%	12.56	12.66	(0.8)%
CASM (cents) (9)	11.19	10.75	4.1%	11.34	10.87	4.3%
CASM, excluding Fuel and oil expense (cents)	8.72	8.38	4.1%	8.86	8.48	4.5%
CASM, excluding special items (cents)	11.28	10.77	4.7%	11.43	10.87	5.2%
CASM, excluding Fuel and oil expense and special items (cents)	8.70	8.33	4.4%	8.84	8.46	4.5%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	8.20	7.79	5.3%	8.45	7.96	6.2%
Fuel costs per gallon, including fuel tax (unhedged)	$1.61	$1.39	15.8%	$1.64	$1.31	25.2%
Fuel costs per gallon, including fuel tax	$1.84	$1.75	5.1%	$1.86	$1.78	4.5%
Fuel costs per gallon, including fuel tax (economic)	$1.93	$1.81	6.6%	$1.94	$1.80	7.8%
Fuel consumed, in gallons (millions)	535	513	4.3%	1,022	985	3.8%
Active fulltime equivalent Employees	55,347	52,301	5.8%	55,347	52,301	5.8%
Aircraft at end of period	735	719	2.2%	735	719	2.2%
(1) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(2) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(3) Revenue passenger miles divided by available seat miles.
(4) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(5) Seats per trip is calculated using seats flown divided by trips flown. Also referred to as “gauge.”
(6) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(7) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(8) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(9) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.

Southwest Airlines Co.
Non-GAAP Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve months ended	Twelve months ended
	June 30, 2017	June 30, 2016
Operating income, as reported	$3,449	$4,471
Special revenue adjustment	—	(172)
Union contract bonuses	356	279
Net impact from fuel contracts	(263)	(354)
Acquisition and integration costs	—	13
Asset impairment	—	21
Lease termination expense	35	—
Operating income, non-GAAP	$3,577	$4,258
Net adjustment for aircraft leases (1)	107	117
Adjustment for fuel hedge accounting (2)	(137)	(159)
Adjusted Operating income, non-GAAP (A)	$3,547	$4,216

Debt, including capital leases (3)	$3,239	$3,039
Equity (3)	8,208	7,360
Net present value of aircraft operating leases (3)	906	1,125
Average invested capital	$12,353	$11,524
Equity adjustment for hedge accounting (2)	546	1,072
Adjusted average invested capital (B)	$12,899	$12,596

Non-GAAP ROIC, pre-tax (A/B)	27.5%	33.5%

(1) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.
(2) The Adjustment for fuel hedge accounting in the numerator is due to the Company’s accounting policy decision to classify fuel hedge accounting premiums below the Operating income line, and thus is adjusting Operating income to reflect such policy decision. The Equity adjustment for hedge accounting in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses associated with hedge accounting related to fuel hedge derivatives that will settle in future periods. The current period impact of these gains and/or losses are reflected in the Net impact from fuel contracts in the numerator.
(3) Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at the Company's estimated incremental borrowing rate as of the time each individual lease was signed.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,537	$1,680
Short-term investments	1,615	1,625
Accounts and other receivables	576	546
Inventories of parts and supplies, at cost	365	337
Prepaid expenses and other current assets	250	310
Total current assets	4,343	4,498
Property and equipment, at cost:
Flight equipment	20,506	20,275
Ground property and equipment	4,085	3,779
Deposits on flight equipment purchase contracts	1,207	1,190
Assets constructed for others	1,404	1,220
	27,202	26,464
Less allowance for depreciation and amortization	9,523	9,420
	17,679	17,044
Goodwill	970	970
Other assets	929	774
	$23,921	$23,286
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,217	$1,178
Accrued liabilities	1,561	1,985
Air traffic liability	4,012	3,115
Current maturities of long-term debt	307	566
Total current liabilities	7,097	6,844

Long-term debt less current maturities	2,788	2,821
Deferred income taxes	3,540	3,374
Construction obligation	1,258	1,078
Other noncurrent liabilities	708	728
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,422	1,410
Retained earnings	12,378	11,418
Accumulated other comprehensive loss	(263)	(323)
Treasury stock, at cost	(5,815)	(4,872)
Total stockholders' equity	8,530	8,441
	$23,921	$23,286

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$746	$820	$1,097	$1,333
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	319	299	637	588
Loss on asset impairment	—	21	—	21
Unrealized/realized (gain) loss on fuel derivative instruments, net	(6)	(122)	21	(34)
Deferred income taxes	69	54	131	80
Changes in certain assets and liabilities:
Accounts and other receivables	12	(14)	(23)	(35)
Other assets	(119)	(49)	(200)	(45)
Accounts payable and accrued liabilities	(338)	(288)	(245)	25
Air traffic liability	1	79	897	764
Cash collateral received from derivative counterparties	99	347	136	116
Other, net	(37)	(35)	(81)	(85)
Net cash provided by operating activities	746	1,112	2,370	2,728

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(551)	(462)	(965)	(900)
Assets constructed for others	(47)	(26)	(97)	(37)
Purchases of short-term investments	(559)	(773)	(1,121)	(1,029)
Proceeds from sales of short-term and other investments	573	591	1,130	1,122
Other, net	—	(4)	—	(5)
Net cash used in investing activities	(584)	(674)	(1,053)	(849)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	7	6	14	17
Reimbursement for assets constructed for others	47	25	97	35
Payments of long-term debt and capital lease obligations	(59)	(48)	(428)	(103)
Payments of cash dividends	(76)	(63)	(199)	(160)
Repayment of construction obligation	(2)	(2)	(5)	(4)
Repurchase of common stock	(400)	(700)	(950)	(1,200)
Other, net	7	(4)	11	(7)
Net cash used in financing activities	(476)	(786)	(1,460)	(1,422)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(314)	(348)	(143)	457

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,851	2,388	1,680	1,583

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,537	$2,040	$1,537	$2,040

Southwest Airlines Co.
Fuel Derivative Contracts
As of July 21, 2017

Estimated economic jet fuel price per gallon, including taxes
Average Brent Crude Oil price per barrel	3Q 2017 (2)	Full Year 2017 (2)
$30	$1.40 - $1.45	$1.65 - $1.70
$40	$1.70 - $1.75	$1.80 - $1.85
Current Market (1)	$1.95 - $2.00	$1.95 - $2.00
$65	$2.25 - $2.30	$2.10 - $2.15
$80	$2.50 - $2.55	$2.20 - $2.25

Period	Maximum percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
2018	78%
2019	61%
2020	7%

(1) Brent crude oil average market price as of July 21, 2017, was approximately $48 per barrel for third quarter 2017 and $51 per barrel for full year 2017, respectively.
(2) The economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of July 21, 2017. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.

Southwest Airlines Co.
737 Delivery Schedule
As of July 25, 2017

	The Boeing Company
	-800 Firm Orders	MAX 7 Firm Orders	MAX 8 Firm Orders		MAX 8 Options	Additional -700s	Total
2017	39	—	14		—	18	71	(2)
2018	26	—	13		—	4	43
2019	—	15	—		5	—	20
2020	—	14	—		8	—	22
2021	—	1	13		20	—	34
2022	—	—	15		21	—	36
2023	—	—	34		23	—	57
2024	—	—	41		23	—	64
2025	—	—	40		36	—	76
2026	—	—	—		36	—	36
2027	—	—	—		23	—	23
	65	30	170	(1)	195	22	482
(1) The Company has flexibility to substitute 737 MAX 7 in lieu of 737 MAX 8 aircraft beginning in 2019.
(2) Includes 23 737-800s and 10 737-700s delivered as of July 25, 2017.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These GAAP financial statements include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that reflect the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP and excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income, non-GAAP; Operating margin, non-GAAP; Other (gains) losses, net, non-GAAP; Net income, non-GAAP; and Net income per share, diluted, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight on the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
The Company’s GAAP results in the applicable periods include other charges or benefits that are also deemed “special items,” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. Special items include:

1.
A one-time $172 million Special revenue adjustment in July 2015 as a result of the Company's amendment of its co-branded credit card agreement with Chase Bank USA, N.A. and the resulting required change in accounting methodology. This increase to revenue represented a nonrecurring required acceleration of revenues associated with the adoption of Accounting Standards Update 2009-13;

2.
Union contract bonuses recorded for certain workgroups. As the bonuses would only be paid at ratification of the associated tentative agreement and would not represent an ongoing expense to the Company, management believes its results for the associated periods are more usefully compared if the impacts of ratification bonus amounts are excluded from results. Generally, union contract agreements cover a specified three- to five- year period, although such contracts officially never expire, and the agreed upon terms remain in place until a revised agreement is reached, which can be several years following the amendable date;

3.	Expenses associated with the Company’s acquisition and integration of AirTran Holdings, LLC, the parent company of AirTran Airways, Inc. ("AirTran"). Such expenses were primarily incurred during the acquisition and integration period of the two companies from 2011 through 2015 as a result of the Company’s acquisition of AirTran, which closed on May 2, 2011. The exclusion of these expenses provides investors with a more applicable basis with which to compare results in future periods now that the integration process has been completed;

4.
A noncash impairment charge related to leased slots at Newark Liberty International Airport as a result of the Federal Aviation Administration announcement in April 2016 that this airport was being changed to a Level 2 schedule-facilitated airport from its previous designation as Level 3; and

5.
Lease termination costs recorded during the twelve months ended June 30, 2017 as a result of the Company acquiring nine of its Boeing 737-300 aircraft off operating leases, as part of the Company’s strategic effort to phase out its Classic aircraft from operations by the end of third quarter 2017 in the most economically advantageous manner possible. The Company had not budgeted for these early lease termination costs, as they were subject to negotiations being concluded with the third party lessors. The Company recorded the fair value of the aircraft, as well as any associated remaining obligations to the balance sheet as debt.

Because management believes each of these items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of these items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Total operating expenses, non-GAAP; Operating expenses, non GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income, non-GAAP; Operating margin, non-GAAP; Other (gains) losses, net, non-GAAP; Net income, non-GAAP; and Net income per share, diluted, non-GAAP.

The Company has also provided free cash flow, which is a non-GAAP financial measure. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends, and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the three months ended June 30, 2017, the Company generated $195 million in free cash flow, calculated as operating cash flows of $746 million less capital expenditures of $551 million less assets constructed for others of $47 million plus reimbursements for assets constructed for others of $47 million. For the six months ended June 30, 2017, the Company generated $1.4 billion in free cash flow, calculated as operating cash flows of $2.4 billion less capital expenditures of $965 million less assets constructed for others of $97 million plus reimbursements for assets constructed for others of $97 million.

The Company has also provided its calculation of return on invested capital, which is a measure of financial performance used by management to evaluate its investment returns on capital. Return on invested capital is not a substitute for financial results as reported in accordance with GAAP, and should not be utilized in place of such GAAP results. Although return on invested capital is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Net income, non-GAAP and Operating income, non-GAAP - the comparable GAAP measures include charges or benefits that are deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since in the vast majority of cases the “special items” cannot be reliably predicted or estimated. The Company believes non-GAAP return on invested capital, is a meaningful measure because it quantifies the Company's effectiveness in generating returns, relative to the capital it has invested in its business. Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP return on invested capital in the accompanying reconciliation, in order to allow investors to compare and contrast its calculation to those provided by other companies.